Exhibit 10.23
TERMS AND CONDITIONS OF PURCHASE

All products and services of ordered by TomoTherapy Incorporated (“Buyer”) are only ordered on the terms and conditions stated in this document and in the applicable purchase order accompanying these terms and conditions to the exclusion of any terms and conditions submitted by Seller orally or in writing. Buyer’s performance of any contract is expressly conditioned on Seller’s agreement to these terms and conditions of sale. Seller’s signed acceptance of or performance upon a purchase order shall be deemed acceptance of these Standard Terms and Conditions in their entirety and without alteration or supplementation. These Standard Terms and Conditions may not be altered, supplemented, or amended by the use of any other document(s), and Buyer has not authorized any employee or agent to offer any terms, conditions, or any other rights whatsoever except as provided herein. Any additional or different terms and conditions contained in any oral communication or purchase order or other document of Buyer will be null and void, unless they are in writing and duly executed by TomoTherapy.

(1) Contract Terms. This purchase order is an offer to purchase materials or services upon the terms and conditions stated herein. Any proposal for additional or different terms shall not be binding upon Buyer. IF FOR ANY REASON THIS ORDER SHALL BE DEEMED AN ACCEPTANCE OF A PRIOR OFFER MADE BY SELLER, SUCH ACCEPTANCE IS EXPRESSLY CONDITIONED UPON SELLER’S ASSENT TO THE TERMS CONTAINED HEREIN. BUYER WILL PROCEED WITH THIS TRANSACTION ONLY IF SELLER ASSENTS TO THE TERMS CONTAINED IN THIS ORDER.
(2) Warranties. Seller expressly warrants that the products it sells to Buyer: (i) comply with all applicable laws; (ii) are of new, merchantable quality and free of defects in workmanship and materials; (iii) conform to any and all final specifications requested of Seller and are fit and sufficient for the purpose(s) for which they were sold; (iv) do not infringe the patent, copyright, trademark or trade secret rights of any person; (v) will be sold to Buyer at prices which are no higher than those charged by Seller to other purchasers; and (vi) are free of all liens, claims, or encumbrances. Seller shall compensate, indemnify and hold harmless from and against any and all damages, claims, liabilities, and expenses (including court costs and attorneys’ fees) arising out of or relating to or resulting from a breach of any warranty.
(3) Delivery and Risk of Loss. All materials are to be furnished F.O.B. point of destination. The entire risk of loss, regardless of the F.O.B. point and cause therefor, shall be borne by the Seller until the materials are delivered to and accepted by Buyer.
(4) Inspection and Acceptance. Buyer shall have a reasonable time to inspect the materials upon delivery, and the materials may be rejected for defects revealed by such inspection. Payment for goods shall not constitute acceptance of such goods. Rejected materials may be returned to Seller for full refund, including any transportation charges paid by the Buyer.
(5) Product Liability, Recall. Seller agrees to indemnify the Buyer from and against any and all claims resulting from, by the sale or recall, distribution, or use of any of such goods. Seller agrees to defend at Seller’s own expense on behalf of the Buyer any and all such claims, but Buyer may, at its election, defend any and all such claims at the expense of Seller.
(6) Insurance. Upon request from Buyer, Seller shall furnish to Buyer an insurance carrier’s certificate showing that Seller has adequate Workmen’s Compensation, Public Liability (including products liability) and Property Damage insurance coverage.
(7) Time of Delivery. Time is of the essence with respect to the specified delivery date. Seller agrees to compensate Buyer for any damages resulting from Seller’s failure to deliver on time. In addition, Buyer reserves the right to cancel all or any portion of this order which is not delivered on time.
(8) Changes. Buyer shall have the right to make changes as to design, specifications, destination, packaging, and delivery schedules. Seller shall not make any changes in the design or composition of any goods ordered hereunder without prior written approval of the buyer within 30 days from the date of receipt by the buyer of the notification of changes.
(9) Premium Freight Charges. Premium Freight charges due to errors in the description of freight or freight terminology, routing, or overdue or partial shipments (not including those authorized) will be charged back to the Seller.
(10) Force Majeure. Buyer reserves the right to cancel all or any part of this order which has not actually been shipped by Seller, in the event Buyer’s business is interrupted because of strikes, labor disturbances, fires, acts of God, or any other cause beyond the reasonable control of the Buyer.
(11) Taxes. The price stated on the face hereof shall be deemed to include any and all taxes and other governmental charges, now imposed or hereafter becoming effective, upon the production, sale, shipment, or use of the materials and Seller shall pay and discharge all such taxes and charges without reimbursement from the Buyer.
(12) Confidentiality. All information contained in any drawings, blueprints, specifications, samples, purchase commitments, and other material submitted by Buyer to Seller is exclusively proprietary to Buyer and shall be returned to Buyer upon request or upon completion, termination, or cancellation of this Purchase Order. Seller shall keep all such information confidential and shall not use such information in whole or in part for its own benefit, or disclose such information in whole or in part to any other party.
(13) Authorization. Only Purchase Orders issued and approved by Buyer’s Purchasing Personnel are legally binding.
(14) Cancellation. Buyer reserves the right to terminate this order or any part thereof for its sole convenience by giving the Seller written notice of same.
(15) Choice of Forum. The rights of all parties shall be governed by the laws of the State of Wisconsin. The parties hereby consent to personal jurisdiction in the federal or state court located in Dane County, Wisconsin.

QUALITY SYSTEM DOCUMENT Verify Latest Printed Revision Before Using	T-LGL-HB0001 Rev. A TomoTherapy Incorporated

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [  *  ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Amendment to Terms and Conditions of Purchase
Purchase Order No. 8754
Buyer: TomoTherapy Incorporated
Seller: ReMedPar, Inc.
Effective Date: February 7, 2007

This Amendment to Terms and Conditions of Purchase (this “Amendment”) supplements and amends the Terms and Conditions of Purchase (the “Terms and Conditions”) contained in Purchase Order No. 8754 (the “Purchase Order”) dated as of December 28, 2006 by and between TomoTherapy Incorporated, a Wisconsin corporation (“Buyer”), and ReMedPar, Inc., a Delaware corporation (“Seller”).
1. Delivery Schedule. Seller shall deliver to Buyer the number of [  *  ] detectors (“Dectors”) on or before the dates indicated on the Purchase Order.
2. Safety Stock Inventory. In order to support Seller in its efforts to build an adequate inventory of Detectors, Buyer agreed to purchase up to [  *  ] Detectors (“Safety Stock Inventory”) on the terms provided in Paragraph 3, below. Transfer of ownership shall be at the time of invoice to the Buyer with respect to the Safety Stock Inventory. Seller agrees to record and track serial numbers for each Detector retained in Safety Stock Inventory. While Seller holds any Safety Stock Inventory, it will maintain the insurance as provided for in the attached Evidence of Property Insurance. Seller will provide to Buyer Safety Stock Inventory cycle counts, including serial numbers and location, on a monthly basis. Buyer or its designee may physically audit the Safety Stock Inventory at any time upon seven (7) days’ notice to Seller.
3. Payment for Safety Stock Inventory. Seller has submitted the invoices listed on Exhibit A to Buyer for [  *  ] per Detector purchased by Seller during the previous month for the Safety Stock Inventory. Buyer has paid or agrees to pay Seller within thirty (30) days after Buyer’s receipt of such invoices.
4. Security Interest. In exchange for payment to Seller and to secure full performance of Seller’s obligations hereunder, Seller hereby grants to Buyer, as Seller acquires the Security Stock Inventory and Buyer pays the Seller for each Detector included therein, a security interest in the entire Safety Stock Inventory and any accessions to the Detectors included therein (collectively, the “Collateral”). Seller hereby authorizes Buyer, and shall cooperate fully with Buyer, to execute and/or file documents, financing statements and amendments thereto as Buyer may deem necessary to maintain and perfect its security interest in the Collateral. Seller shall pay all filing fees and taxes associated with filing UCC financing statements to secure Buyer’s interest in the Collateral. Seller agrees to take any action reasonably requested by Buyer to ensure the attachment, perfection and first priority of, and the ability of Buyer to enforce, Buyer’s security interest in the Collateral, including notifying Buyer of any other security interests in the Collateral and their priority and cooperating with Buyer to obtain and

ADDITIONAL TERMS AND CONDITIONS OF PURCHASE

execute subordinations of any security interests in the Collateral which are senior or equal to Buyer’s security interest in priority. Seller represents and warrants as follows: (i) Seller’s Tennessee organizational identification number is 0416324, (ii) Seller’s Delaware organizational identification number is 3425364, and (iii) Seller’s place of business, chief executive office and mailing address is 101 Old Stone Bridge Road, Goodlettsville, Tennessee 37072 (collectively, “Seller’s Information”). Seller covenants to not change any of Seller’s Information without providing prior notice to Buyer.
5. Delivery Specifications. Seller has delivered and will deliver Detectors to Buyer fully modified, assembled, tested, crated, and labeled in accordance with specifications (“Delivery Specifications”), such Delivery Specifications which were agreed upon in writing by Buyer and Seller on or before December 1, 2006. Buyer may amend the Delivery Specifications in writing at any time during the term of this Amendment, and Seller shall indicate written acceptance of delivered Detectors, such acceptance not to be unreasonably withheld.
6. Test Documentation. Test documentation describing the tests to be performed by Seller on each Detector, as agreed upon in writing by Buyer and Seller on or before December 1, 2006 (“Test Documentation”), shall accompany each Detector shipped to Buyer. Buyer may amend the Test Documentation in writing at any time during the term of this Amendment, and Seller shall indicate written acceptance, such acceptance not to be unreasonably withheld.
7. Warranty. In Paragraph 2 of the Terms and Conditions (Warranties), item (ii) “are of new, merchantable quality and free of defects of workmanship and materials” shall be replaced with the following: “are of merchantable commercial quality, suitable for incorporation into the TomoTherapy Hi-Art System”. Seller shall warrant the Detectors to be in compliance with the above upon delivery and acceptance by the Buyer, Buyer may reject materials in accordance with Section 4 of the Terms and Conditions not to exceed ninety (90) days from delivery date, notwithstanding Section 4 of Terms and Conditions, rejection of materials may only occur on the basis of defects deemed to be inherent prior to modification.
8. Defective Detectors. If any Detector is not delivered to Buyer per the Delivery Specifications and with the proper Test Documentation (“Defective Detector”), then within sixty (60) days of its receipt, Buyer may return the Defective Detector to Seller for a replacement. Seller shall deliver to Buyer a replacement within ten (10) days of its receipt of a Defective Detector. If Buyer receives less than [  *  ] percent ([  *  ]%) of the Detectors indicated on the Purchase Order in acceptable condition within a sixty (60)-day period, then Buyer may purchase Detectors from other vendors until Seller remedies shipments to [  *  ] percent ([  *  ]%). If Buyer receives less than [  *  ] percent ([  *  ]%) of the Detectors indicated on the Purchase Order in acceptable condition within a sixty (60)-day period, then Buyer may terminate this Agreement. In the event of termination, Seller shall refund Buyer within thirty (30) days for all Defective Detectors. This section supersedes Paragraph 7 (Time of Delivery) of the Terms and Conditions.

ADDITIONAL TERMS AND CONDITIONS OF PURCHASE

9. Pricing and Order Adjustments. Seller may review market conditions and make reasonable price adjustments of the Detector every [ * ] months. Also, every [ * ] months, Buyer may adjust the number of Detectors to be ordered based on forecasted supply requirements.
10. Term and Termination. The term of this Amendment shall be for a period of [ * ] years beginning on the “effective date” of this Amendment.
11. Counterparts; Facsimile. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, provided that all such counterparts, in the aggregate, shall contain the signatures of all parties. Signatures made by facsimile shall be deemed original signatures.
12. Effect of Amendment. All terms and provisions of the Purchase Order and the Terms and Conditions contained therein shall continue in full force and effect except as expressly modified in this Amendment.
Dated this 7th day of February, 2007.

Seller:		Buyer:

ReMedPar, Inc.		TomoTherapy Incorporated

By:	/s/ Mark Graham	By:	/s/ Shawn D. Guse

	Mark Graham		Shawn D. Guse
	President and CEO		Vice President, Secretary, and General Counsel